WAIVER

WAIVER, dated as of May 23, 2006, relating to the 4.7% Senior Secured Mandatory Convertible Notes Due 2008 issued under the Indenture dated as of December 23, 2004 by and among Global Crossing Limited (the “Company”), Global Crossing (UK) Telecommunications Limited, the other entities identified on the signature pages thereto under the captions “UK ENTITIES” and “GUARANTORS,” and Wells Fargo Bank, National Association as trustee and collateral agent for the holders of the notes issued thereunder (the “Trustee”), as amended, supplemented or restated from time to time in accordance with the provisions thereof (the “Indenture;” capitalized terms used herein and not otherwise defined, being so used as therein defined).

1.	The Company hereby represents and warrants the following matters to the undersigned, constituting the sole holder of the 4.7% Senior Secured Mandatory Convertible Notes Due 2008 (the “Holder”):

(a)	the Company desires to Incur Indebtedness of up to a maximum aggregate principal amount of $172,500,000 (the “Proposed Indebtedness”) upon terms substantially the same as those set forth in the Underwriting Agreement among the Company and the underwriters named therein dated as of the date hereof in relation to the issuance of the Proposed Indebtedness and attached hereto as Exhibit A, and as described in the prospectus supplement to the prospectus dated as of the date hereof in relation to the issuance of the Proposed Indebtedness and attached hereto as Exhibit B (the “Incurrence”);

(b)	the Company desires to issue up to 11,500,000 shares of Common Stock (the “Proposed Common Stock”) upon terms substantially the same as those set forth in the Underwriting Agreement among the Company and the underwriters named therein dated as of the date hereof in relation to the issuance of the Proposed Common Stock and attached hereto as Exhibit C, and as described in the prospectus supplement to the prospectus dated as of the date hereof in relation to the issuance of the Proposed Common Stock and attached hereto as Exhibit D; and

(c)	the Company is seeking shareholder consent for an increase in its authorized common share capital to 85,000,000 shares at its 2006 Annual General Meeting of Shareholders being held in June 2006 (the “2006 AGM”).

2.	In reliance on the Company’s representations and warranties as set forth in paragraph 1 above, the Holder hereby irrevocably waives any Default or Event of Default that would otherwise arise under the Indenture or the Global Security Agreement, including the last paragraph in the definition of “Permitted Liens” in Section 1.01 of the Indenture, Sections 4.08, 4.09, 4.12, 4.16, 4.17, 6.03(e), 7.01(k)(i) and 7.01(d) (but only in respect of Sections 4.08, 4.09, 4.12, 4.16, 4.17, 6.03(e) and 7.01(k)(i)) of the Indenture and Section 4.02 of the Global Security Agreement, as a result of the Incurrence and the issuance of the Proposed Common Stock by the Company after the date hereof but no later than 35 days after the date hereof, in each case on terms substantially the same as those set forth in the Exhibits attached hereto; provided that:

(a)	the Company shall pay all of the reasonable expenses of the undersigned and its affiliates incurred in connection with this waiver, the issuance of the Proposed Indebtedness and/or the issuance of the Proposed Common Stock; and

(b)	the Company agrees that (i) the shares of Common Stock issuable upon conversion of the Proposed Indebtedness to be acquired by the Holder and (ii) the shares of Proposed Common Stock to be acquired by the Holder shall each constitute “Registrable Securities” under the Registration Rights Agreement between the Company and STT Crossing Ltd dated as of December 9, 2003 and will be entitled to all the benefits associated therewith.

3.	In reliance on the Company’s representations and warranties as set forth in paragraph 1 above, the Holder hereby irrevocably (i) waives any Default or Event of Default that would otherwise arise under the Indenture, including Section 13.05 thereof, as a result of the Company’s failure to reserve, out of its authorized but unissued Common Stock, a sufficient number of shares of Common Stock to permit the conversion of all outstanding Notes into shares of Common Stock, provided that such waiver shall expire on the earlier of July 31, 2006 or the business day immediately following the 2006 AGM; and (ii) agrees that all rights to convert the Notes into Common Stock under Article 13 of the Indenture shall be suspended until the earlier of July 31, 2006 or the business day immediately following the 2006 AGM. In addition, the Holder irrevocably agrees to vote in favor of such proposed increase in the authorized common share capital as set forth in paragraph 1(c) above at the 2006 AGM.

4.	The Holder (i) represents and warrants to the Trustee that it is the legal and beneficial owner of 100% in aggregate outstanding principal amount of the 4.7% Senior Secured Mandatory Convertible Notes due 2008 issued by the Company pursuant to the Indenture and is authorized to execute and deliver this waiver instrument; and (ii) releases the Trustee and its officers, directors, employees, representatives, agents, successors and assigns from any and all liability whatsoever, howsoever arising out of, in respect of, or in connection with the Trustee’s compliance with the Holder’s directions provided in this waiver instrument.

5.	This waiver instrument shall be strictly limited with respect to the matters herein contained. Notwithstanding anything to the contrary herein, this waiver instrument shall not in any manner whatsoever (i) except as expressly set forth herein, constitute a waiver of any rights and remedies that the Trustee or the Holder may have under the Notes, the Indenture, any Security Documents or any other document, instrument or certificate executed in connection with or pursuant to the Indenture (collectively, the “Note Documents”) with respect to any Default or (ii) constitute or be deemed to constitute an amendment to or other modification of any of the Note Documents (in particular, the last paragraph in the definition of “Permitted Liens” in Section 1.01 of the Indenture Sections 4.08, 4.09, 4.12, 4.16, 4.17, 6.03(e), 7.01(d), 7.01(k)(i) and 13.05 of the Indenture).

6.	This waiver instrument shall be construed in accordance with and shall be governed by the laws of the State of New York (without giving effect to the principles thereof relating to conflicts of law except Section 5-1401 of the New York General Obligations Law).

7.	This waiver instrument may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

IN WITNESS WHEREOF, the parties have executed this waiver instrument as of the day and year first set forth above.

Global Crossing Limited

By: _/s/ Mitchell Sussis
Name: Mitchell Sussis
Title: Vice President

STT Crossing Ltd

By: _/s/ Stephen Geoffrey Miller
Name: Stephen Geoffrey Miller
Title: Director